Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

OCEAN POWER TECHNOLOGIES, INC.

Ocean Power Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 27, 2007.

2.     Upon the Effective Time, the following shall be added to the Certificate of Incorporation as Article Twelfth, and the current Article Twelfth shall be renumbered as Article Thirteenth:

“Notwithstanding anything to the contrary in this Certificate of Incorporation, to the fullest extent permitted by law, if at any time any provision in the Certificate of Incorporation is interpreted as contrary to the requirements of the General Corporation Law of Delaware, as amended, either as a result of statutory amendments, judicial interpretation or otherwise, such provision of the Certificate of Incorporation shall instead be read such that the provision is interpreted to be in conformity with the applicable requirements of the General Corporation Law of Delaware, as amended.”

3.     This Certificate of Amendment of Certificate of Incorporation shall become effective as of October 21, 2016 at 3:00 p.m.

4.     This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment of Certificate of Incorporation and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 21, 2016, at which meeting the required number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted the Certificate of Amendment of Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer on October 21, 2016.

OCEAN POWER TECHNOLOGIES, INC.

____/s/ George H. Kirby

George H. Kirby, President and Chief Executive Officer